UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2017

SIENTRA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36709	20-5551000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of Principal Executive Offices and Zip Code)

(805) 562-3500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01. Entry into a Material Definitive Agreement.

Term Loan Credit Agreement and Revolving Credit Agreement

On July 25, 2017, Sientra Inc., a Delaware corporation (“Sientra” or “Parent”) and Desert Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”, and, prior to giving effect to the Merger (as defined below), together with Sientra, the “Borrowers”), Miramar Labs, Inc., a Delaware corporation (“Miramar”), and Miramar Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Miramar (“Miramar Technologies” and, after giving effect to the Merger (as defined below), together with Parent, and Miramar, the “Borrowers”), borrowed $25.0 million aggregate principal amount of term loans (the “Closing Date Term Loans”) pursuant to a Credit and Security Agreement (Term Loan), dated as of July 25, 2017 by and among the Borrowers, the lenders party thereto from time to time and MidCap Financial Trust, as administrative agent and collateral agent (“Agent”) (the “Term Loan Credit Agreement”). The Borrowers used the proceeds of the Closing Date Term Loans (i) to repay in full Parent’s existing indebtedness under its Loan and Security Agreement with Silicon Valley Bank, which totaled approximately $5.0 million, (ii) to pay fees and expenses in connection with the foregoing and (iii) for general corporate purposes. The Credit Agreement provides for (i) the Closing Date Term Loans, (ii) until March 31, 2018, an additional $10.0 million term loan facility subject to the satisfaction of certain conditions, including FDA certification of the manufacturing facility operated by Vesta and (iii) an additional $5.0 million term loan facility subject to the satisfaction of certain conditions, including evidence that Parent’s Net Revenue (as defined in the Term Loan Credit Agreement) for the past 12 months was greater than or equal to $75.0 million (collectively, the “Term Loans”).

On July 25, 2017, Parent entered in to a Credit and Security Agreement (Revolving Loan), by and among the Borrowers, the lenders party thereto from time to time, and the Agent (the “Revolving Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”). The amount of loans available to be drawn under the Revolving Credit Agreement is based on a borrowing base equal to 85% of eligible accounts, subject to certain adjustments. The Borrowers may make (subject to the applicable borrowing base at the time) and repay borrowings from time to time under the Revolving Credit Agreement until the maturity of the facility on December 1, 2021.

The obligations under each Credit Agreement are guaranteed by Parent and each of Parent’s existing and subsequently acquired or formed direct and indirect subsidiaries (other than certain immaterial subsidiaries and subsidiaries whose guarantee is prohibited by applicable law). The obligations under the Credit Agreement are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the Borrowers and the guarantors, except for certain customary excluded property, and (ii) all of the capital stock owned by the Borrowers and guarantors thereunder (limited, in the case of the stock of certain non-U.S. subsidiaries of the Borrowers, to 65% of the capital stock of such subsidiaries). The Borrowers and the guarantors under the Credit Agreements are individually and collectively referred to herein as a “Credit Party” and the “Credit Parties,” as applicable.

The Term Loans are subject to a commitment fee of 0.5% of the amount of the lenders’ commitments to make term loans. The Term Loans may be prepaid in full or in part through July 25, 2018 with payment of a 3.5% prepayment premium, after which they may be prepaid in full or in part through July 25, 2019 with payment of a 2.5% prepayment premium, after which they may be prepaid in full or in part through July 15, 2020 with payment of a 1.5% prepayment premium, after which they may be prepaid in full or in part with no prepayment premium. An additional 5.0% of the amount of Terms Loans advanced by the lenders will be due upon prepayment or repayment of the Term Loans in full.

The interest rate applicable to the Term Loans is LIBOR plus 7.50%, and the interest rate applicable to loans incurred under the Revolving Credit Agreement is LIBOR plus 4.50%, in both cases subject to a LIBOR floor of 1.0%.

Each Credit Agreement requires that the Borrowers (i) maintain Net Revenue (as defined in each Credit Agreement) in amounts set forth in each Credit Agreement and (ii) at all times, maintain cash and cash equivalents of at least $10.0 million. The Credit Agreements also contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.

Events of default under each Credit Agreement include: (i) failure by any Borrower to timely make payments due under each Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Credit Party when made; (iii) failure by the Parent or its subsidiaries to comply with the covenants under each Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of Parent or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to Parent or any of its subsidiaries; (vi) certain undischarged judgments against Parent or its subsidiaries; (vii) certain ERISA-related events with respect to Parent or its subsidiaries above a specified amount; (viii) certain security interests or liens under the loan documents ceasing to be, or being asserted by any Credit Party not to be, in full force and effect; (ix) the institution of criminal proceedings against any Credit Party; (x) an event of default under the guarantee of the obligations under each Credit Agreement; (xi) the prepayment of any subordinated debt other than as specifically permitted by the terms of such subordination; (xi) the failure to maintain registration with respect to any Borrower whose equity is registered with the SEC; (xii) the occurrence of a Material Adverse Effect (as defined in each Credit Agreement); (xiii) certain adverse actions by the FDA, DEA or CMS with respect to certain products or which could be reasonably expected to result in a Material Adverse Effect (as defined in each Credit Agreement); (xiv) a default or material breach under certain specified material contracts and (xv) any loan document ceasing to be, or any challenge or assertion by any Credit Party that such loan document is not, in full force and effect. If one or more events of default occurs and continues beyond any applicable cure period, the Agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Credit Parties under each Credit Agreement to be immediately due and payable.

The foregoing description of the Term Loan Credit Agreement and the Revolving Credit Agreement is not intended to be complete and is qualified in its entirety by reference to each Credit Agreement, copies of which will be filed as Exhibits to Parent’s next quarterly report on Form 10-Q.

Item 1.02. Termination of a Material Definitive Agreement

The information in Item 1.01 above with respect to Parent’s existing indebtedness under its Loan and Security Agreement with Silicon Valley Bank is incorporated by reference into this Item 1.02.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pursuant to the terms of the previously disclosed Agreement and Plan of Merger, dated June 11, 2017, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated June 25, 2017 (the “Merger Agreement”), among Sientra, Purchaser and Miramar, Purchaser commenced a cash tender offer (the “Offer”) to acquire all of the outstanding shares of Miramar’s common stock, par value $0.001 per share (the “Shares”), at a purchase price per Share of (i) $0.3149 per share, in cash, without interest (the “Cash Portion”) and (ii) the contractual contingent value right (a “CVR”), pursuant to the Contingent Value Rights Agreement in the form attached as Annex II to the Merger Agreement (as it may be amended from time to time, the “CVR Agreement”), to receive one or more contingent payments upon the achievement of certain milestones as set forth in the CVR Agreement, without interest (the “CVR Portion”, and together with the Cash Portion, the “Offer Price”), subject to any applicable withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 26, 2017 (as amended and supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”). Copies of the Offer to Purchase and Letter of Transmittal were filed as Exhibits (a)(1)(A) and (a)(1)(B), respectively, to the Schedule TO filed with the SEC on June 26, 2017.

The Offer expired at 8:00 a.m., Eastern time, on Tuesday, July 25, 2017. According to Computershare Trust Company, N.A., the depositary for the Offer, as of the expiration time, an aggregate of 8,580,547 Shares were validly tendered and not properly withdrawn, representing approximately 91.9% of the total outstanding Shares on a diluted basis including Shares already owned by the Purchaser. As a result, the Minimum Condition (as defined in the Merger Agreement) was satisfied and all conditions to the Offer having been satisfied, Purchaser accepted all of the Shares that were validly tendered and not validly withdrawn for payment pursuant to the terms of the Offer.

Pursuant to the terms of the Merger Agreement, on July 25, 2017, Purchaser effected a “short form” merger under Section 253 of the Delaware General Corporation Law (“DGCL”), pursuant to which Purchaser merged with and into Miramar, with Miramar as the surviving corporation (the “Merger”).

As a result of the Merger, Shares that were not acquired in the Offer (other than Shares held by Miramar (or held in Miramar’s treasury), Parent, Purchaser, any of other wholly owned subsidiary of Parent, or any wholly owned subsidiary of Miramar, or Shares with respect to which appraisal rights are properly exercised under the DGCL) were converted into the right to receive the Cash Portion and the CVR Portion. As a result of the Merger, Miramar became a wholly owned subsidiary of Parent.

Purchaser’s acquisition of the Shares in the Offer and the Merger was funded through Parent’s available cash on hand.

The description of the Merger and the Merger Agreement contained herein does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement and Amendment No. 1 to the Merger Agreement, which were filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Parent on June 12, 2016 and Exhibit 2.2 to the Current Report on Form 8-K filed by Parent on June 23, 2016, respectively, and are incorporated herein by reference as Exhibits 2.1 and 2.2 .

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.03. Material Modifications to Rights of Security Holders

The information in Item 1.01 above is incorporated by reference into this Item 3.03.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements of Miramar required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report is required to be filed.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of June 11, 2017, by and among Sientra, Inc., Desert Acquisition Corporation and Miramar Labs, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on June 12, 2017)

2.2	Amendment No.1 to Agreement and Plan of Merger, dated as of June 23, 2017 by and among Sientra, Inc., Desert Acquisition Corporation and Miramar Labs, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on June 23, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIENTRA, INC.

Dated: July 25, 2017	By:	/s/ Jeffrey M. Nugent
Jeffrey M. Nugent
Chairman of the Board of Directors and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 11, 2017, by and among Sientra, Inc., Desert Acquisition Corporation and Miramar Labs, Inc (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on June 12, 2017)

2.2	Amendment No.1 to Agreement and Plan of Merger, dated as of June 23, 2017 by and among Sientra, Inc., Desert Acquisition Corporation and Miramar Labs, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on June 23, 2017).